Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Thermon Group Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-174039) on Form S-8 and registration statements (Nos. 333-181821 and 333-218848) on Form S-3 of Thermon Group Holdings, Inc. of our reports dated June 1, 2020, with respect to the consolidated balance sheets of Thermon Group Holdings, Inc. as of March 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended March 31, 2020, and the related notes (collectively the consolidated financial statements) and the effectiveness of internal control over financial reporting as of March 31, 2020, which reports appear in the March 31, 2020 Form 10-K of Thermon Group Holdings, Inc. Our report contains an explanatory paragraph related to Thermon Group Holdings, Inc.’s change in method of accounting for leases as of April 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Austin, Texas
June 1, 2020